FIRST AMENDMENT TO RIGHTS AGREEMENT

      Pursuant to Section 27 of that certain Rights Agreement, dated as of February 22, 2000 (the "Rights Agreement"), between United Natural Foods, Inc., a Delaware corporation (the "Corporation"), and Continental Stock Transfer and Trust Company, as Rights Agent, the term "Final Expiration Date," as defined in clause (i) of Section 7(a) of the Rights Agreement, has been amended and restated by action of the Board of Directors of the Corporation on June 24, 2004 to read in its entirety as follows:

            "(i) the close of business on June 30, 2004 (the "Final Expiration Date")"

      IN WITNESS WHEREOF, the Corporation and Continental Stock Transfer and Trust Company, as Rights Agent under the Rights Agreement, have caused this First Amendment to Rights Agreement to be duly executed as of June 25, 2004.

                                       UNITED NATURAL FOODS, INC.


                                       By: /s/ Dan Atwood
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                                       CONTINENTAL STOCK TRANSFER AND TRUST
                                       COMPANY, as Rights Agent


                                       By: /s/ Bill Seegraber
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